Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-88805) pertaining to the Borders Group, Inc. 1998 Stock Option Plan,
(2)	Registration Statement (Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Management Stock Purchase Plan, Borders Group, Inc. Stock Option Plan, Borders Group, Inc. Employee Stock Purchase Plan, Borders Group, Inc. Director Stock Plan, Borders Group, Inc. 401(k) Plan, and Borders Group, Inc. Savings Plan for Employees Working in Puerto Rico,
(3)	Registration Statement (Form S-8 No. 333-114403) pertaining to the Borders Group, Inc. 2004 Long-Term Incentive Plan,
(4)	Registration Statement (Form S-8 No. 333-120367) pertaining to the Borders Group, Inc. Non-Qualified Deferred Compensation Plan,
(5)	Registration Statement (Form S-8 No. 333-134847) pertaining to the Borders Group, Inc. 401(k) Plan, and
(6)	Registration Statement (Form S-3 No. 333-141863) pertaining to the registration of common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units of Borders Group, Inc.
of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of Borders Group, Inc. and the effectiveness of internal control over financial reporting of Borders Group, Inc., included in the Annual Report (Form 10-K) of Borders Group, Inc. for the year ended January 31, 2009.
/S/ ERNST & YOUNG LLP
Detroit, Michigan
March 31, 2009